Exhibit 99.1

Long-Pending Investor Litigation Against Telos Corporation Reaches Full Conclusion

Plaintiff Costa Brava files notice dismissing its appeal

Ashburn, VA – May 15, 2020 – Telos® Corporation, a leading provider of cyber, cloud and enterprise security solutions for the world’s most security-conscious organizations, today announced the full conclusion of litigation commenced in 2005 by the two plaintiffs, Costa Brava Partnership III, L.P. and Wynnefield Partners Small Cap Value, L.P.  While the circuit court found in favor of Telos, dismissing all remaining claims against the defendants on December 18, 2019, Costa Brava noted an appeal of the circuit court’s final judgment to the Court of Special Appeals of Maryland on January 17, 2020. Co-Plaintiff Wynnefield elected not to join Costa Brava in its appeal.  On May 12, 2020, Costa Brava filed a notice dismissing its appeal, prior to any briefing by the parties. The dismissal of the appeal by Costa Brava fully concludes this long-pending litigation.

“We are pleased Costa Brava has elected to dismiss its appeal and finally put this case to rest,” said John B. Wood, CEO and chairman, Telos. “Throughout the course of this litigation, we have maintained an unwavering focus on providing value for all shareholders and customers alike by delivering innovative cyber, cloud and enterprise security solutions to keep pace with the threats of tomorrow.”

More information about the parties involved in the litigation, its course over the past fourteen years, and the circuit court’s recent rulings, is available through the company’s SEC filings, including its Form 8-K filed December 23, 2019.

About Telos Corporation
Telos Corporation empowers and protects the world’s most security-conscious organizations with solutions for continuous security assurance of individuals, systems, and information. Telos’ offerings include cybersecurity solutions for IT risk management and information security; cloud security solutions to protect cloud-based assets and enable continuous compliance with industry and government security standards; and enterprise security solutions to ensure that personnel can work and collaborate securely and productively. The company serves military, intelligence and civilian agencies of the federal government, allied nations and commercial organizations around the world.  The company is a recipient of the prestigious James S. Cogswell Outstanding Industrial Security Achievement Award from the Defense Security Service (DSS), awarded to less than .03% of eligible organizations. For more information, visit www.telos.com and follow the company on Twitter @TelosNews.

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Contact:
Mia Damiano
Merritt Group on behalf of Telos Corporation
Email: damiano@merrittgrp.com
Phone: (703) 390-1502